EXHIBIT 4.1

FORM OF SUBSCRIPTION AGREEMENT

FOR SHARES OF COMMON STOCK OF

ROYALTY FLOW INC.

This Subscription Agreement confirms the agreement of the undersigned (the “Subscriber”) to subscribe for and purchase               1 shares of class A common stock, $0.001 par value per share (the “Shares”), of Royalty Flow Inc., a Delaware corporation (the “Company”), for a purchase price of $7.50 per Share, for a total purchase price of the number of Shares times the price per Share (“Subscription Price”), subject to the terms, conditions, acknowledgments, representations and warranties stated herein and in the Final Offering Circular, dated                     , 2018 (the “Circular”) for the offer and sale of the Shares by the Company (the “Offering”). Capitalized terms used but not defined herein shall have the meanings given to them in the Circular.

1. Subscriber hereby authorizes Maxim Group LLC as the Lead Selling Agent to debit funds equal to the aggregate amount of the Subscription Price from Subscriber’s account at [_______]2. Alternatively, Subscriber shall initiate a wire transfer of immediately available funds representing the Subscription Price from its own bank account to the escrow account for the Offering maintained by Prime Trust, LLC as described in the Circular (the “Escrow Account”). Any funds received from the Subscriber by the Lead Selling Agent will be transmitted to Prime Trust, LLC by noon of the next business day after receipt by the Lead Selling Agent. Subscriber understands that if Subscriber wishes to purchase Shares, Subscriber must (a) complete this Subscription Agreement and (b) have sufficient funds in Subscriber’s account at the time of the execution of this Subscription Agreement or have funded Subscriber’s Subscription Price into the Escrow Account.

2. Subscriber acknowledges and agrees that is has received and reviewed a copy of the Circular and reviewed the Plan of Distribution Section beginning on page 60. Subscriber understands that if the Company accepts the subscription undertaken hereby, Subscriber’s subscription will as a result become irrevocable. The Circular may be accessed at: www.m-vest.com/royaltyflow.

3. In order to induce the Company to accept this Subscription Agreement and as further consideration for such acceptance, Subscriber hereby makes, adopts, confirms and agrees to all of the following covenants, acknowledgments, representations and warranties with the full knowledge that the Company and its affiliates will expressly rely thereon in making a decision to accept or reject this Subscription Agreement:

(a)	Investor Information Subscriber has filled in the information on Annex A and such information is accurate and complete.

_____________

1 Insert here to number of Shares being subscribed for.

2 Insert here the name of the selling agent/broker or other account where subscription funds are held by subscriber.

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(b)	Subscriber is not listed on or owned or controlled by individuals listed on, or acting as an agent, representative, intermediary or nominee for any person identified on, the list of blocked or sanctioned persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury; the United Nations Security Council Committee; Her Majesty’s Treasury, United Kingdom; or the European Union (“Sanctions Target”). The Subscriber has complied with, and will continue to comply with, and will not cause the Company to violate, all applicable U.S. sanctions laws, regulations, directives, and executive orders, is not located in, and not undertaken prohibited activity relating to U.S. embargoed countries, including Iran, Syria, North Korea, and Crimea (“Sanctioned Countries”). The Subscriber will not involve or include, directly or indirectly, any person or country/territory that is a Sanctions Target or Sanctioned Countries in any of its dealings with the Company or related to this Subscription Agreement, or use any funds in furtherance of transactions, directly or indirectly, with or on behalf of any Sanctions Targets or Sanctioned Countries, including, without limitation, using funds in any business with or involving entities, owned or controlled by Sanctions Targets or Sanctioned Countries. In addition, the Subscriber has. complied with all applicable U.S. laws, regulations, directives, and executive orders relating to anti-money laundering, including but not limited to the following laws: (1) those of the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; and (2) Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) of September 23, 2001.

(c)	Subscriber is eligible to purchase new issues either because no restricted person (which includes those accounts that meet a general exemption and, by definition, are not restricted persons) holds a beneficial interest in the account, or because the account has implemented procedures to reduce the beneficial interests of all restricted persons with respect to new issues to in the aggregate below 10%, and the undersigned hereby represents that it will follow such procedures in connection with the purchase by the account of all new issues. See the definitions on Annex B hereto.

(d)	The undersigned is not an executive officer or director of a public company or a covered non-public company or any person who is materially supported by an executive or director of a public company or a covered non-public company or an account for which such persons own, in aggregate, a beneficial ownership in excess of 25%. See the definitions on Annex B hereto.

4. By making the foregoing representations Subscriber has not waived any right of action Subscriber may have under federal or state securities law. Any such waiver would be unenforceable. The Company will assert Subscriber’s representations as a defense in any subsequent litigation where such assertion would be relevant.

5. This Subscription Agreement and all rights hereunder shall be governed by, and interpreted in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws.

Subscriber’s Consent is Hereby Given: By signing this Subscription Agreement electronically, Subscriber is explicitly agreeing to receive documents electronically including a copy of this signed Subscription Agreement as well as ongoing disclosures, communications and notices.

6. BY ELECTRONICALLY SIGNING THIS AGREEMENT, SUBSCRIBER CERTIFIES THAT SUBSCRIBER HAS THE AUTHORITY TO ENTER INTO THIS SUBSCRIPTION AGREEMENT ON BEHALF OF THE PERSON(S) OR ENTITY FOR WHOSE ACCOUNT THIS SUBSCRIPTION IS PLACED.

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SIGNATURES:

Subscriber:

________________________________________

Name:

Email:

Date:

Subscription Accepted:

ROYALTY FLOW INC:

________________________________________

Name:

Email:

Title:

[Signature Page to Royalty Flow Inc. Subscription Agreement]

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Annex A

Investor Information

(a) Investor Information (Subscriber must include a permanent street address even if Subscriber’s mailing address is a P.O. Box.)

Individual/Beneficial Owner: Name: Tax ID Number: Street Address: City: Region: Postal Code: Country: Phone Number: Email Address:

Joint-Owner/Minor: (If applicable.) Name: Tax ID Number: Street Address: City: Region: Postal Code: Country: Phone Number: Email Address:

(b)

Investor Eligibility Certifications. Subscriber understands that to purchase Shares, Subscriber must either be an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Act”), or, unless the Shares issued in the Offering initially trade on a national securities exchange, Subscriber must limit its investment in the Shares to a maximum of: (i) 10% of Subscriber’s net worth or annual income, whichever is greater, if Subscriber is a natural person; or (ii) 10% of Subscriber’s revenues or net assets, whichever is greater, for the most recently completed fiscal year, if Subscriber is a non-natural person. Subscriber understands that if Subscriber is a natural person, Subscriber should determine “net worth” for purposes of these representations by calculating the difference between Subscriber’s total assets and total liabilities. Subscriber understands this calculation must exclude the value of Subscriber’s primary residence and may exclude any indebtedness secured by Subscriber’s primary residence (up to an amount equal to the value of such primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

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(c)	Accredited Investor Status. Please indicate which of the following is applicable to you by checking the below:

•

if Subscriber is not an “accredited investor” (see the “Plan of Distribution” section of the Circular and below for a definition of “accredited investor”), the aggregate purchase price for the Shares Subscriber is purchasing in the Offering does not exceed (A) 10% of the greater of annual income or net worth, whichever is greater (for natural persons); or (B) 10% of the greater of annual revenue or net assets, whichever is greater, at fiscal year-end (for non-natural persons); or

	•	Subscriber is an “accredited investor” based on the fact that it meets at least one of the following requirements (check all that apply):

		•	he or she is a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000, excluding (i) the value of such natural person’s primary residence, (ii) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability), and (iii) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

		•	he or she is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and who has a reasonable expectation of reaching the same income level in the current year;

		•	it is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

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•	it is a bank as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(a)(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

•	he or she is a director or executive officer of the Company;

•	it is an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

•	it is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring Offered Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Act; or

•	it is an entity in which all of the equity owners are accredited investors.

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Annex B

Restricted Persons/Entities

1. A FINRA member firm or other broker-dealer.

2. An officer, director, general partner, associated person or employee of a FINRA member firm or any other broker-dealer (other than a limited business broker-dealer).

3. An agent of a FINRA member firm or any other broker-dealer (other than a limited business broker-dealer) that is engaged in the investment banking or securities business.

4. A person who has authority to buy or sell securities for a bank, savings and loan association, insurance company, investment company, investment adviser (whether or not registered as an investment adviser) or collective investment account.

5. A person listed, or required to be listed, on one of the following schedules to Form BD as filed, or required to be filed, with the SEC by a broker-dealer (other than with respect to a limited broker-dealer): (i) Schedule A, unless the person is identified by an ownership code of less than 10%; (ii) Schedule B, unless the person’s listing on Schedule B relates to an ownership interest in a person that is listed on Schedule A and identified by an ownership code of less than 10%; or (iii) Schedule C, unless the person would be excluded under the percentage ownership criteria for Schedule A or B above.

6. A person that directly or indirectly owns an interest, in the amounts specified below, of a public reporting company listed, or required to be listed, on Schedule A or B of Form BD relating to a broker-dealer (other than a limited business brokerdealer), unless the public reporting company is listed on a national securities exchange or is traded on the Nasdaq National Market: (i) 10% or more of a public reporting company listed, or required to be listed, on Schedule A; or (ii) 25% or more of a public reporting company listed, or required to be listed, on Schedule B.

7. A person acting: (i) as a finder in connection with any new issue in which the person is participating or (ii) in a fiduciary capacity to the managing underwriter(s) in connection with any new issue in which the person is participating.

8. An immediate family member of: (i) a person specified in items 2-7 that materially supports, or receives support from, that person; (ii) a person specified in items 2-3 that is employed by or associated with the FINRA member or its affiliate selling the new issue to the immediate family member, or that has an ability to control the allocation of the new issue; or (iii) a person specified in items 5-6 that is an owner of the FINRA member or its affiliate selling the new issue to the immediate family member, or that has an ability to control the allocation of the new issue.

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FINRA Rule 5130/5131 Definitions

Associated person or employee of a FINRA member firm. (1) Any natural person registered with FINRA and (2) any natural person, whether or not registered or exempt from registration with FINRA, who is a sole proprietor, partner, officer, director, or branch manager of a FINRA member firm, or any natural person occupying a similar status or performing similar functions, or any natural person engaged in the investment banking or securities business who is directly or indirectly controlling or controlled by a FINRA member firm (for example, any employee).

Beneficial interest. Any economic interest, including the right to share in gains or losses, other than management or performance based fees for operating a collective investment account, or other fees for acting in a fiduciary capacity.

Collective investment account. Any hedge fund, investment partnership, investment corporation, or any other collective investment vehicle that is engaged primarily in the purchase and sale of securities, but not (1) a legal entity that is beneficially owned solely by immediate family members or (2) an investment club comprising a group of friends, neighbors, business associates or others who pool their money to invest in stock or other securities and are collectively responsible for making investment decisions.

Immediate Family member. A person’s parent’s, mother-in-law or father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law and children, and any other individual to whom the persons provides material support.

Limited business broker-dealer. Any broker-dealer whose authorization to engage in the securities business is limited solely to the purchase and sale of investment company/variable contracts securities and direct participation program securities.

Material support. Directly or indirectly providing more than 25% of a person’s income in the prior calendar year. Members of the immediate family living in the same household are deemed to be providing each other with material support.

Public company. Any company that is registered under Section 12 of the Exchange Act or files periodic reports pursuant to Section 15(d) thereof.

Covered non-public company. Any non-public company satisfying the following criteria: (i) income of at least $1 million in the last fiscal year or in two of the last three fiscal years and shareholders’ equity of at least $15 million; (ii) shareholders’ equity of at least $30 million and a two-year operating history; or (iii) total assets and total revenue of at least $75 million in the latest fiscal year or in two of the last three fiscal years.

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